UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 31, 2012

AEROGROW INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50888	46-0510685
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

6075 Longbow Dr. Suite 200, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (303) 444-7755

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On May 8, 2012, AeroGrow International, Inc. (“AeroGrow” or the “Company”) announced that it would temporarily reduce the exercise price on all outstanding warrants to purchase its common stock (the “Warrants”) to $0.01 per common share, between May 10, 2012 and May 31, 2012 (the “Temporary Exercise Period”), as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2012.  In the aggregate, 113 holders exercised warrants during the Temporary Exercise Period; and the Company issued 162,445,880 shares of common stock, and received gross proceeds of $1,588,942 comprised of cash of $1,219,948 and $369,034 from the conversion of existing obligations of the Company into equity.

During the Temporary Exercise Period, 94,222,336 Warrants were exercised and the Company issued 94,222,336 shares of common stock against the exercise of these Warrants.  Gross proceeds to the Company totaled $942,223 and were comprised of cash of $726,468 and $215,755 from the conversion of existing obligations of the Company into equity pursuant to the exercise of Warrants.  In addition, during the Temporary Exercise Period a total of 15,373,333 Warrants were exercised that had a cashless exercise provision allowing the holders to use the in-the-money value of the Warrants being exercised to satisfy the full exercise cost of the Warrants (the Cashless Warrants).  The Company issued 3,547,720 shares against the exercise of the Cashless Warrants.  No cash proceeds were received by the Company from the exercise of the Cashless Warrants.

During the Temporary Exercise Period the Company issued 64,675,824 new Warrants to holders who acquired their Warrants with the Company’s 8% Subordinated Secured Convertible Promissory Notes and who exercised their existing Warrants during the Temporary Exercise Period (the “Additional Warrants”).  The Additional Warrants had an exercise price of $0.01 per share, and expired on May 31, 2012, if not previously exercised.  All of the Additional Warrants issued were exercised during the Temporary Exercise Period, and the Company received gross proceeds of $646,758 which was comprised of cash of $493,485 and $153,279 from the conversion of existing obligations of the Company into equity pursuant to the exercise of the Additional Warrants.

Members of the Company’s management and Board of Directors, along with their families and affiliates (the “Insiders”), exercised a total of 24,448,004 Warrants and Additional Warrants during the Temporary Warrant Period.   The Company issued 24,448,004 shares of common stock to the Insiders pursuant to their Warrant and Additional Warrant exercises and received gross proceeds of $244,480, which was comprised of cash of $87,136 and $157,344 from the conversion of existing obligations of the Company into equity pursuant to the exercise of the Warrants and Additional Warrants by the Insiders.

Shares of the Company’s common stock issued upon exercise of the Warrants and Additional Warrants (“Warrant Shares”) during the Temporary Exercise Period were issued without registration under the Securities Act of 1933, as amended, (“Securities Act”) in reliance upon an exemption from the registration requirements of the Securities Act set forth in Rule 506 of Regulation D thereunder. Each Warrant holder qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D.  In addition, the Warrant Shares, which were taken for investment purposes and not for resale, were subject to restrictions on transfer.  We did not engage in any public advertising or general solicitation in connection with this transaction, and we provided the investor with disclosure of all aspects of our business, including providing the investor with our reports filed with the Securities and Exchange Commission and other financial, business and corporate information.  Based on our investigation, we believed that the accredited investors obtained all information regarding the Company that was requested; received answers to all questions posed and otherwise understood the risks of accepting our securities for investment purposes.  The Warrant Shares are restricted securities within the meaning of Rule 144 under the Securities Act and may not be resold unless subsequently registered under the Securities Act or in reliance upon an exemption from the registration requirements of the Securities Act, including Rule 144.  The holding period for Warrant Shares shares acquired pursuant to exercise of the Warrants and Additional Warrants began upon such exercise, except for shares acquired by exercise of Warrants on a cashless basis which relate back to the date the Warrants were acquired, provided the Warrants were acquired in consideration of cash or property. The Company has no obligation and has made no commitment to register under the Securities Act the resale of Warrant Shares.

The Company retained a registered broker-dealer (the “Solicitation Agent”) to assist in soliciting Warrant holders to exercise their Warrants during the Temporary Exercise Period.  The Company paid a solicitation fee up to 5% of the cash exercise proceeds received from the exercise of Warrants, and up to 2.5% of the cash exercise proceeds received from the exercise of Additional Warrants.  No fee was payable on Warrant and Additional Warrants exercise proceeds received from officers and directors of the Company, Company-referred investors, or from Warrant holders who were not investors in the Notes or the Company’s Secured Convertible Promissory Notes issued in October and November 2010.  In total, the Company will pay the Solicitation Agent $28,418 out of the gross proceeds it received from the exercise of the Warrants and Additional Warrants.

Proceeds from the exercise of the Warrants and Additional Warrants will be used by the Company for general working capital.

Portions of this report may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AeroGrow International, Inc.

By:	/s/ H. MacGregor Clarke
H. MacGregor Clarke
Chief Financial Officer and Treasurer

DATED:  June 5, 2012